ANN L. NOBLE named to Board of Directors of

Middlesex Water Company

ISELIN, NJ, April 22, 2019 Ann L. Noble, financial and management consultant, has been named to the Board of Directors of Middlesex Water Company, (NASDAQ:MSEX), a provider of water and wastewater and related services, primarily in New Jersey and Delaware. Ms. Noble’s term is effective immediately and will remain in effect until the Annual Meeting of Shareholders on May 21, 2019 at which time she will stand for election as a Class I Director for the remaining two years of the three-year term of a Class I Director.

Ms. Noble provides advisory services in the areas of strategic planning, financial management, business development and contract negotiation. She served as President and CEO of Qual-Lynx, a multiline property and casualty third party administrator with a focus on workers’ compensation and managed care services. Prior to joining Qual-Lynx, Ms. Noble served as Vice President Workers’ Compensation for QualCare, Inc., where she was responsible for sales, product development, strategic planning and overall operations.

"We are pleased to welcome Ann to our Board,” said Dennis W. Doll, Chairman, President and Chief Executive Officer of Middlesex Water. “Her financial, strategic planning and business development credentials complement the broad-based backgrounds and skills of our existing Directors. We look forward to the valuable role Ann will play in our Company’s continued growth and success,” added Doll.

Ms. Noble serves as Director and Chair of the Finance/Balance Sheet Management Committee for Manasquan Bank. She also serves on the Audit, Strategic Planning and Nomination and Governance Committees of Manasquan Bank. She is also member of the Board of Trustees and Treasurer of the Val Skinner Foundation, Inc. Ms. Noble is a graduate of Seton Hall University with a Bachelor of Science in Accounting.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water and wastewater utility, serving customers in central and southern New Jersey, Delaware and Pennsylvania.  For additional information regarding Middlesex Water Company, visit www.middlesexwater.com.

Media Contact:

Bernadette M. Sohler

Vice President – Corporate Affairs

(732) 638-7549

www.middlesexwater.com